EXHIBIT 99.A9.DBER






                               Exhibit 1.A.(5)(h)

                          Death Benefit Extension Rider





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                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
                                (A STOCK COMPANY)

                           Home Office: Columbus, Ohio
                   Administrative Office: Clearwater, Florida

                          DEATH BENEFIT EXTENSION RIDER


                                   DEFINITIONS
================================================================================


When used in this Rider, the following definitions apply:

INSURED For a single life policy, the Insured will be the Insured shown on the Policy Schedule Page of the Policy to which this Rider is attached. For a Joint Last Survivor Policy the Insured will be the younger Joint Insured of the Joint Insureds shown on the Policy Schedule Page of the Policy to which the Rider is attached.

SCHEDULED MATURITY               The Maturity Date shown on the Policy Schedule
DATE                             Page of the Policy.

WE, OUR, OR US                   Western Reserve Life Assurance Co. of Ohio

YOU OR YOUR                      The Insured under this Rider.

BENEFIT If this Rider is in force on the Scheduled Maturity Date, the Maturity Date will automatically be extended.

                                 If the Maturity Date is extended:

                                 (a)  any additional Riders in force on the
                                      Scheduled Maturity Date will terminate on that date and may not be extended;
                                 (b)  no additional premium payments will be
                                      permitted after the Scheduled Maturity
                                      Date without Our consent unless required to prevent lapse of the Policy;
                                 (c) all benefits and charges will continue as set forth in the Policy. Annual Cost of Insurance Rates will be adjusted using the then current Cost of Insurance Rates for the period for which the Maturity Date is extended through Your attained age 99. These rates will not exceed those shown in the Table of Guaranteed Maximum Life Insurance Rates below for a single life policy and those shown in the Policy for a Joint Last Survivor Policy. If the Maturity Date remains extended at and beyond Your attained age 100, no future monthly deductions will be made.


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                                 The Policy's Limitation Percentages will be
                                 adjusted to equal 101% for all years at and beyond Your attained age 100.

TERMINATION                      This Rider will automatically terminate on the
                                 earliest of the following:

                                 1.  the date the Policy terminates;
                                 2. the Monthiversary on which this Rider is terminated upon Written Notice from the Owner.

GENERAL This Rider is part of the Policy, It is subject to all the terms of this Rider and the Policy.

                                 The first monthly deduction for this Rider is shown on Page 4 of the Policy. Monthly deductions after the first policy month will be calculated by multiplying the Death Benefit Extension Rider factor shown on Page 4 of the Policy times the Monthly Cost of Insurance charges for eligible coverages. Eligible coverages include the death benefit under the Policy and, if there is an Adjustable Term Insurance Rider on the Policy, any coverage provided under the Adjustable Term Insurance Rider and any coverage provided under the Primary Insured Rider Plus or Joint Insured Rider.

EFFECTIVE DATE                   This Rider becomes effective on the same date
                                 as the Policy unless a later date is shown here.


                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

                             /s/ WILLIAM H. GEIGER
                                    Secretary


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                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
                               CLEARWATER, FLORIDA

                TABLE of GUARANTEED MAXIMUM LIFE INSURANCE RATES
                    ANNUAL COST OF INSURANCE RATE Per $1,000

                  COMMISSIONER'S 1980 STANDARD ORDINARY SMOKER
                                       and
                           NON-SMOKER MORTALITY TABLE


         ATTAINED AGE           MALE ANNUAL RATES            FEMALE ANNUAL RATES
         ------------           -----------------            -------------------
              95                     $ 329.96                     $ 317.32
              96                     $ 384.55                     $ 375.74
              97                     $ 480.20                     $ 474.97
              98                     $ 657.98                     $ 655.85
              99                    $ 1000.00                     $ 1000.00


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